EXHIBIT 3(b)

Amendment to the By-Laws of

Fifth & Pacific Companies, Inc.

I.             Section 6(a) of Article II of the By-Laws of Fifth & Pacific Companies, Inc. shall be deleted and replaced in its entirety with the following:

(a) At any meeting of stockholders every registered owner of shares entitled to vote may vote in person or by proxy. At any meeting of stockholders, or for purposes of action by written consent, every registered owner of shares entitled to vote, except as otherwise provided by law, in the certificate of incorporation or these by-laws, shall have one vote for each such share standing in his name on the books of the corporation.

II.            Section 7 of Article II of the By-Laws of Fifth & Pacific Companies, Inc. shall be deleted and replaced in its entirety with the following:

Section 7. Inspectors of Elections.

(a) The Board of Directors, or, if the Board of Directors shall not have made the appointment, the chairman presiding at any meeting of stockholders, shall have power to appoint two or more persons to act as inspectors of election at the meeting or any adjournment thereof, but no candidate for the office of director shall be appointed as an inspector at any stockholders’ meeting at which directors are to be elected.

(b) In the event of the delivery, in the manner provided by Section 15 and applicable law, to the corporation of a written consent or written consents to take corporate action and/or any related revocation or revocations, the corporation shall appoint one or more inspectors of election for the purpose of performing promptly a ministerial review of the validity of the consents and revocations. For the purpose of permitting the inspectors to perform such review, no action by written consent and without a meeting shall be effective until such inspectors have completed their review, determined that the requisite number of valid and unrevoked consents delivered to the corporation in accordance with Section 15 and applicable law have been obtained to authorize or take the action specified in the consents, and certified such determination for entry in the records of the corporation kept for the purpose of recording the proceedings of meetings of stockholders. Nothing contained herein shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any consent or revocation thereof, whether before or after such certification by the inspectors, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

III.          Article II of the By-Laws of Fifth & Pacific Companies, Inc. is amended to add new Section 15 that reads as follows:

Section 15. Stockholder Action by Written Consent.

(a) Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of such holders or may be effected by a consent in writing by stockholders as provided by, and subject to the limitations in, the Certificate of Incorporation and this Section 15.

(b) A request by a stockholder for a record date in accordance with Article Eighth of the Certificate of Incorporation must be delivered by the holders of record of at least thirty-five percent (35%) (the “Requisite Percentage”) of the voting power of the outstanding capital stock of the corporation entitled to express consent on the relevant action, must describe the action that the stockholder proposes to take by consent (the “Action”) and must contain (i) the text of the proposal (including the text of any resolutions to be effected by consent), (ii) the information required by Section 3(b) of these by-laws, to the extent applicable, as though the stockholders making the request were making a Special Meeting Request in furtherance of the Action, (iii) an acknowledgment by the stockholders making the request and the beneficial owners, if any, on whose behalf the request is being made that a disposition of shares of the corporation’s capital stock, owned of record or beneficially as of the date on which the request in respect of such shares is delivered to the Secretary, that is made at any time prior to the delivery of the first written consent with respect to the Action shall constitute a revocation of such request with respect to such disposed shares, (iv) a statement that the stockholder intends to solicit consents in accordance with Regulation 14A of the Exchange Act, without reliance on the exemption contained in Rule 14a-2(b)(2) of the Exchange Act and (v) documentary evidence that the stockholders making the request own the Requisite Percentage as of the date that the request is delivered to the Secretary; provided, however, that if the stockholders making the request are not the beneficial owners of the shares representing the Requisite Percentage, then to be valid, the request must also include documentary evidence (or, if not simultaneously provided with the request, such documentary evidence must be delivered to the Secretary within ten (10) business days after the date on which the request is delivered to the Secretary) that the beneficial owners on whose behalf the request is made beneficially own the Requisite Percentage as of the date on which such request is delivered to the

Secretary. In addition, the requesting stockholders and the beneficial owners, if any, on whose behalf the request is being made shall promptly provide any other information reasonably requested by the corporation.

(c) In determining whether a record date has been requested by stockholders of record representing in the aggregate at least the Requisite Percentage, multiple requests delivered to the Secretary will be considered together only if each identifies substantially the same proposed action and includes substantially the same text of the proposal (in each case as determined in good faith by the Board of Directors).  Any stockholder may revoke a request with respect to his or her shares at any time by written revocation delivered to the Secretary.

IV.          Article V of the By-Laws of Fifth & Pacific Companies, Inc. is amended by inserting the words “or by written consent” immediately after the words “at any meeting of stockholders” in the first sentence thereof.